Exhibit 16.1

March 22, 2005

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, DC  20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated February 22, 2005, of Computer Network Technology Corporation 401(K) Salary Savings Plan and are in agreement with the statements concerning our Firm contained therein.  We have no basis to agree or disagree with the other statements of the registrant contained therein.

Sincerely,

/s/ GRANT THORNTON LLP